Exhibit 10.1

Named Executive Officer Salary and Bonus Arrangements for 2005

Base Salaries

         The base salaries for 2005 for the executive officers (the "named executive officers") of MutualFirst Financial, Inc. (the "Company") and Mutual Federal Savings Bank who will be named in the compensation table that will appear in the Company's upcoming 2005 annual meeting proxy statement are as follows:

Name and Title	Base Salary
David W. Heeter President and Chief Executive President and Chief Executive Officer of the Company	$210,000

Patrick C. Botts Executive Vice President of the Company and President and Chief Operating Officer of the Bank	$170,000

Timothy J. McArdle Chief Financial Officer of the Company and the Bank	$160,000

Steven R. Campbell Senior Vice President of the Bank	$149,000

Steven C. Selby Senior Vice President of the Bank	$138,500

Description of 2005 Bonus Plan

         On February 9, 2005, the Company's Board of Directors approved a cash incentive bonus plan for 2005 (the "2005 Bonus Plan") for all officers and employees of the Company and the Bank. Bonuses will be paid under the 2005 Bonus Plan in early 2006 if and to the extent the Company's performance in 2005 meets or exceeds minimum levels on certain key performance indicators, including loan and deposit growth, net interest margin improvement and growth in fee income, customer retention and number of customer relationships per household, the ratios of non-performing loans to total assets and net charge-offs to total assets, and efficiency ratio improvement.

         The key performance indicators used to determine whether any bonuses will be paid under the 2005 Bonus Plan will be the same for all employees. The amounts of the bonuses under the 2005 Bonus Plan, if earned, will be determined by multiplying the employee's salary by the employee's payout percentage. While the payout percentages will vary from employee to employee, they will increase proportionately for all employees if and to the extent the Company attains a performance level above the minimum threshold. For the named executive officers, at the Company's expected performance level under the 2005 Bonus Plan, their payout percentages will be as follows:

Name and Title	Payout Percentage at Expected Performance Level
David W. Heeter President and Chief Executive Officer of the Company	18.0%

Patrick C. Botts Executive Vice President of the Company and President and Chief Operating Officer of the Bank	16.5%

Timothy J. McArdle Chief Financial Officer of the Company and the Bank	15.0%

Steven R. Campbell Senior Vice President of the Bank	15.0%

Steven C. Selby Senior Vice President of the Bank	15.0%

         Depending on whether the Company's actual performance is above or below the expected performance level, these percentages may increase or decrease from the stated amounts.